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Exhibit 5.8

CONSENT

        The undersigned hereby consents to the references to (1) the undersigned's name included or incorporated by reference in the Registration Statement on Form F-10 being filed by Orezone Resources Inc. under the United States Securities Act of 1933, as amended, in connection with information relating to the technical reports on the Mineral Resource Estimation of the Sega (Tiba) Gold Project, in Burkina Faso, dated October 19, 2007 and (2) all other references to the undersigned included or incorporated by reference in such Registration Statement.

Dated this 26th day of October, 2007.

/s/ YVES A. BURO
Name: Yves A. Buro Title: Senior Geological Engineer "Ordre des ingenieurs du Quebec" (42279)

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CONSENT